EXHIBIT 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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June 23, 2008

MACRO Securities Depositor, LLC
73 Green Tree Drive #9

Dover, DE 19904

Re:

MacroShares $100 Oil Down Trust

Ladies and Gentlemen:

We have acted as tax counsel to MACRO Securities Depositor, LLC (the "Depositor") in its capacity as depositor of the MacroShares $100 Oil Down Trust (the "Down Trust") and, together with the Depositor, the "MACRO Entities") in connection with the formation of the Down Trust and the preparation and filing of a Registration Statement on Form S-1 (Registration No. 333-150283) (the "Registration Statement"), including the prospectus included in Part I of the Registration Statement relating to the Shares (as defined herein) (the "Prospectus"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed registration under the Securities Act of shares with a stated par amount as set forth in the Prospectus, representing a fractional undivided beneficial interest in and ownership of the Down Trust (the "Shares").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of

(i)

the Certificate of Formation of the Depositor, dated April 24, 2004;

(ii)

Amendment no. 2 to the Registration Statement on Form S-1 as filed with the Commission on or about June 23, 2008 under the Securities Act;

To MACRO Securities Depositor, LLC

June 23, 2008

(iii)

the Amended and Restated MacroShares $100 Oil Down Trust Agreement (the "Down Trust Agreement"), by and among the Depositor, Macromarkets, LLC as the administrative agent (the "Administrative Agent") and as a marketing agent, Macro Financial, LLC (the "Marketing Agent"), and State Street Bank and Trust Company, as the trustee (the "Trustee"), dated as of June 23, 2008;

(iv)

the Participants Agreement, dated as of June 23, 2008 (the "Participants Agreement"), entered into by and among the Depositor, the Trustee, the Administrative Agent and the Authorized Participants party thereto as may be listed on Schedule I thereto from time to time (such entities, the "Authorized Participants"); and

(v)

the form of global certificate representing ownership of the Shares to be issued under the Down Trust Agreement.

The documents identified in paragraphs [(i) through (vii)][(iii) and (iv)] are collectively referred to as "Transaction Documents". Capitalized terms used but not otherwise defined in this opinion have the meaning specified, either directly or by reference, in the Transaction Documents.

You have asked us whether, for U.S. federal income tax purposes, the Down Trust will be treated as a partnership and not as an association or publicly traded partnership (within the meaning of Section 7704)1 subject to tax as a corporation. In rendering our opinion, we have examined and relied upon the Transaction Documents and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, and we have assumed that the parties to such documents will comply with the terms thereof, that such documents are not amended and that such documents are enforceable in accordance with their respective terms.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. We did not independently establish or verify any facts upon which this opinion letter depends, and we have relied upon the statements, representations, and certifications of officers and other representatives of the MACRO Entities.

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Unless otherwise indicated, all "Section" references hereinafter are to the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder.

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To MACRO Securities Depositor, LLC

June 23, 2008

In rendering our opinion, we have also considered and relied upon the Code, administrative rulings, judicial decisions, Treasury Regulations, and such other authorities as we have deemed appropriate. The statutory provisions, Treasury Regulations, interpretations, and other authorities upon which our opinion is based are subject to change, potentially retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service (the "Service") or, if challenged, a court. Moreover, a change in the authorities or the accuracy or completeness of any information, document, certificate, records, statement, representation, covenant or assumption upon which this opinion is based could affect our conclusions.

I.

U.S. Federal Income Tax Characterization of the Down Trust.

The Down Trust is a trust formed under the laws of the State of New York pursuant to the Down Trust Agreement. Any domestic "eligible entity" (i.e., any entity not explicitly classified as a corporation under Treas. Reg. § 301.7701-2(b)) with at least two members is, by default, treated as a partnership for U.S. federal income tax purposes, and if such an entity has only a single member, is treated as an entity disregarded as separate from its sole owner. Treas. Reg. § 301.7701-3(b). Therefore, because trusts formed under the laws of New York are not included in the list of entities treated as per se corporations under Treas. Reg. § 301.7701-2(b) and the Down Trust has multiple owners, it will be treated as a partnership for U.S. federal income tax purposes under Treas. Reg. § 301.7701-3(b), as it is not a trust for U.S. federal income tax purposes.2

Accordingly, as a partnership, the Down Trust would not be subject to tax as a corporation unless it were so treated under Section 7704. Section 7704 provides that, subject to certain exceptions, a partnership the interests in which are (i) traded on an established securities market or (ii) readily tradable on a secondary market (or the substantial equivalent thereof) will be treated as a corporation for U.S. federal income tax purposes. Section 7704(c), however, excepts certain publicly traded partnerships ("PTPs") from treatment as a corporation for tax purposes if a sufficient portion of their gross income is essentially passive income. Specifically, Section 7704(c) provides that a PTP shall not be treated as a corporation for tax purposes if 90 percent or more of its gross income consists of "qualifying income."

The Down Trust's only sources of income will be interest paid with regard to the Treasuries, gain, if any, resulting from the disposition of the Treasuries, amounts received in certain sale and repurchase transactions (commonly known as "repos"), discussed further below, interest equivalent amounts received in respect of loans of the Treasuries qualifying as security loans under Section 1058 and the gains resulting from the Income Distribution Agreement and the Settlement Contracts. In general, under Section 7704(d)(1)(G), income and gains in respect of commodities and, under Section 7704(d)(1)(A), interest constitute qualifying income. Each of Section 7704(d)(1)(G) and Section 7704(d)(1)(A), however, require that certain conditions be satisfied. These are discussed below.

———————

The Down Trust will not be treated as a trust for U.S. federal income tax purposes, because it fails the requirements of Treas. Reg. § 301.7701-4(c) as to "investment trusts".  In particular, the Down Trust has the power to reinvest the proceeds realized upon the maturity or sale of its assets.

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To MACRO Securities Depositor, LLC

June 23, 2008

In addition, under Section 7704(d)(4) "qualifying income" includes income which would qualify under Section 851(b)(2)(A), including "payments with respect to securities loans under Section 512(a)(5)." Section 512(a)(5)(A) provides that “payments with respect to securities loans” includes all amounts received in respect of a security (as defined in section 1236(c)) transferred by the owner to another person in a transaction to which section 1058 applies." Accordingly, the amounts received by the Down Trust with respect to loans of the Treasuries under Section 1058 will constitute "qualifying income."

The Down Trust may enter into certain "repo" transactions. Whether a "repo" is treated for U.S. federal income tax purposes as a sale of an asset or a deemed loan secured by the asset purported to be sold depends upon the specific facts and circumstances of the relevant "repo" transaction, but in either event, the income of the Down Trust with respect to the "repo" will be "qualifying income". If a "repo" were treated as a true sale of the underlying asset, then the income from the sale would be gain from the disposition of a capital asset and would constitute "qualifying income" under Section 7704(d)(1)(F). If a "repo" were treated as a deemed loan for U.S. federal income tax purposes, amounts received by the Down Trust would constitute interest on a deemed loan, and such interest generally is "qualifying income" under Section 7704(d)(1)(A), as discussed below.

Under Section 7704(d)(1)(G), income and gains from commodities or futures, forwards, and options with respect to commodities constitute "qualifying income" for purposes of Section 7704(c) only in the case of a partnership, the principal activity of which is the buying and selling of commodities. Although there is no authority directly construing the meaning of "buying and selling of commodities or options, futures, and forwards with respect to commodities", in our view, the Down Trust's income arising from the Settlement Contracts will, subject to the discussion below, be treated as income from entering into and terminating commodity forward contracts and will fall within the scope of Section 7704(d)(1)(G).3

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Given that the Down Trust's only activities will be entering into (and terminating) the Settlement Contracts and the Income Distribution Agreement, both of which are contracts in respect of commodities, and buying and collecting income in respect of  the Treasuries – and that the Treasuries represent, in essence, nothing more than collateral to support the potential obligations arising under the Settlement Contracts and the Income Distribution Agreement, there should be little doubt that the Down Trust's principal activity is the buying and selling of commodities.

To MACRO Securities Depositor, LLC

June 23, 2008

The term "commodities" is undefined in the Code and there are no regulations explaining its meaning for purposes of Section 7704(d)(1)(G). For example, in the regulations pertaining to Section 864(b) of the Code, the regulations merely state that the term commodity "does not include goods or merchandise in the ordinary channels of commerce."4 The Service did, however, clarify in Revenue Ruling 73-158, that "'commodities' is used in section 864(b)(2)(B) of the Code in its ordinary financial sense and includes all products that are traded in and listed on commodity exchanges located in the United States. . . [and] includes the actual commodity and commodity futures contracts."5 Rev. Rul. 73-158, which concerned the trading of raw sugar, was issued at a time when, in general, the only items that were considered commodities for regulatory purposes were tangible products like wheat, cotton, rice and livestock. In 1974, however, Congress enacted the Commodity Futures Trading Commission Act of 1974 (the "CFTC Act"), which substantially broadened the definition of "commodity" to include " . . . all other goods and articles, . . ., and all other services, rights, and interest in which contracts for future delivery are presently or in the future dealt in . . . ." See Internal Revenue Service Priv. Let. Rul. ("PLR") 8540033 (July 3, 1985) (describing the change to the law governing the regulation of commodities).6 The legislative history of the CFTC Act confirms that the intent of Congress was to cover futures markets involving non-traditional goods and services. Id. (quoting S. Rep. No. 1131, 93d Cong., 2d Sess. 19 and H.R. Rep. No. 975, 93d Cong., 2d Sess. 29 (1974)).

There is no authority in the Code or the regulations explaining the meaning of forward with respect to commodities for purposes of Section 7704(d)(1)(G). In the context of Section 864(b) of the Code, the issue was addressed by the Service in PLR 8813012 (December 23, 1987). PLR 8813012 addressed the question of whether a forward contract in crude oil would qualify as a commodity for purposes of Section 864(b) and whether such a forward contract was "of a kind" traded on an exchange for purposes of Section 864(b)(2)(B). Noting, "[w]hile forward contracts are not themselves traded on a commodity exchange, forward contracts in crude oil serve essentially the same financial purpose as the futures in crude oil that are traded on a [commodity exchange]", the Service concluded that a forward contract in crude oil was a commodity for purposes of Section 864(b). In addition, the fact that the Settlement Contract is a cash-settled contract should not alter its status as a commodity or a forward on a commodity. See PLR 8540033 (Jul. 3, 1985) ("The fact that trading in cash settlement futures contracts is regulated by the CFTC rather than the Securities and Exchange Commission is evidence that a cash settlement contract should be considered a commodity in the ordinary financial sense.") Accordingly, although there is no authority directly on point, we believe that the Settlement Contracts will constitute commodities or forwards with respect to commodities for purposes of Section 7704(d)(1)(G).

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4

Section 1.864-2(d)(3).

5

Rev. Rul. 73-158, 1973-1 C.B. 337 (emphasis added).

6

PLRs are addressed to the taxpayer upon whose behalf the letter was requested and may not be cited as precedent.  Section 6110(k)(3).  Where, however, the reasoning of a PLR is persuasive and where there are no rulings or cases that have adopted a contrary position, the PLR may be a useful indication of how the Service viewed a given issue at the time the PLR was issued.

To MACRO Securities Depositor, LLC

June 23, 2008

There is no binding authority addressing whether entering into and terminating commodity forward contracts constitutes buying and selling of commodities, but courts have addressed the issue in the context of futures contracts.7 In Comm'r v. Covington,8 the taxpayer sought to treat amounts paid to settle commodities futures as neither the sale of a commodity contract or the underlying commodity but as cash amounts paid that should be treated as ordinary losses. In rejecting the taxpayer's argument and treating the losses as capital, the court held "implicit in the transactions [entering contracts and extinguishing them with monetary settlement] is the agreement and understanding that actual purchases and sales, and not mere wagering transactions, are being carried on."9 In addition, treating the Down Trust's entering and terminating of commodity forwards contracts as "buying and selling" for purposes of Section 7704(c) is consistent with the stated purpose of the provision.10 Moreover, Section 1234A provides that gain from the cancellation, lapse or expiration or termination of a right or obligation which is a capital asset will be treated as gain or loss from the sale of a capital asset; accordingly, the termination of the commodity forward contracts may be considered a sale for purposes of Section 7704(c). Therefore, although there is no direct authority, in our view, the Down Trust's income from entering and terminating forward contracts will constitute "qualifying income" for purposes of Section 7704(c).

Under Section 7704(d)(1)(A), interest constitutes "qualifying income" for purposes of Section 7704(c), unless under Section 7704(d)(2) the interest is derived in the conduct of a "financial or insurance business." In our view, because the Trustee cannot manage the assets of the Down Trust in any ordinary sense, and in particular, cannot sell the Treasuries or other assets (except in the event of a Redemption or upon the termination of a Settlement Contract) and cannot acquire additional assets (except in the event of a Paired Issuance), the Down Trust would not be found to be carrying on a financial business. However, the Service has not provided guidance as to what constitutes a financial or insurance business, and accordingly our conclusion is based on our interpretation of the statutory language of Section 7704 and not on authorities construing the statute. Accordingly, we believe that because the Down Trust would not be found to be engaged in a financial business and the interest received on the Treasuries will constitute "qualifying income."

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7

Futures and forwards are dissimilar in three respects: 1) futures contracts are traded on a formal exchange whereas forward contracts are not; 2) in general, actual physical delivery is not expected in a futures contract but is expected in a forward contract; and 3) typically, futures are in respect of standardized assets whereas forwards may be in respect of nonstandardized assets.  None of these differences should have any bearing on whether entering into or terminating contracts should be considered buying and selling of those contracts.

8

120 F.2d 768 (5th Cir. 1941).

9

Id. at 770.

10

See H.R. Rep. No. 100-391, pt. 2 at 18 (1987). "The purpose of distinguishing between passive-type income and other income is to distinguish those partnerships that are engaged in activities commonly considered as essentially no more than investments, and those activities more typically conducted in corporate form that are in the nature of business activities."  Given that Section 7704 itself refers to forwards, it would be anomalous indeed if a standard method of triggering income recognition under a forward (i.e., cash settlement) were excluded from the category of qualifying income.

To MACRO Securities Depositor, LLC

June 23, 2008

We note that under Section 7704(c)(3), the general "qualifying income" exception of Section 7704(c) does not apply to any partnership if such a partnership "would be described in Section 851(a) if such partnership were a domestic corporation." A domestic corporation is described under Section 851(a), if it (i) is registered under the Investment Company Act of 1940, or has an election under such Act to be treated as a business development company or (ii) is a common trust fund or similar fund excluded by section 3(c)(3) of the Investment Company Act of 1940 from the definition of "investment company". The Down Trust will not be registered under the Investment Company Act of 1940, has no election to be treated as a business development company under such Act and is not a common trust fund excluded by section 3(c)(3) of such Act. Accordingly, the Down Trust will be eligible for the exception provided in Section 7704(c).

As a result, based on and subject to the foregoing, although there is no authority directly addressing the issue, the Down Trust will, in our opinion, qualify for the Section 7704(c) exception and, in our opinion, will, therefore, not be classified as an association or a publicly traded partnership subject to tax as a corporation for U.S. federal income tax purposes.

* * *

To MACRO Securities Depositor, LLC

June 23, 2008

Except as set forth above, we express no other opinion. This opinion is furnished solely in connection with the transaction described herein and is not to be relied upon for any other purpose without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP

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